Exhibit 99.1
News Release
CONTACT: Michael J. McCann
Chief Financial Officer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES APPOINTMENT OF DIRECTOR
LAFAYETTE, La. — October 13, 2011—PHI, Inc. (The Nasdaq Global Market: PHII (voting) and PHIIK (non voting)) today announced the appointment of Didier Keller to serve as a director on the Board of Directors of PHI, Inc. effective October 12, 2011. Mr. Keller will also serve as a member of the Audit Committee and Compensation Committee.
Mr. Keller served as Chief Executive of SBM Offshore N.V., a Dutch public company serving the offshore oil and gas industry on a global basis by supplying engineered products, vessels and systems, and offshore oil and gas production services, from 2004 until his retirement in May 2008. He joined SBM Offshore (formerly IHC Caland N.V.) in 1977, and during the next 31 years held positions of increasing responsibility in project management, business development, marketing, sales, and management, including serving as President of SBM Offshore’s American subsidiary from 1991 to 1994. Since May 2008, he has been engaged as an independent consultant in the oil and gas industry, and currently serves as a Supervisory Director of Dietsmann NV, a privately-held company headquartered in the Netherlands and a leading independent provider of integrated operation and maintenance services for oil, gas, and LNG production facilities and power plants. Mr. Keller graduated from the civil engineering school ESTACA in Paris in 1969 and holds a PhD French equivalent degree in aeronautics.
Al Gonsoulin, Chairman and Chief Executive Officer of PHI, said, “We are very pleased to welcome Didier Keller to our board. Mr. Keller has a distinguished career in the international oil and gas services industry, and we look forward to his contributions to our company’s strategic growth.”
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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